Westpac
Level 6
Westpac on Takutai Square
16 Takutai Square
Auckland
PO Box 934, Auckland
New Zealand
Telephone:  +64 9 367 3999

08 February 2012

Reading Courtenay Central Limited
C/- Reading International Inc.
6100 Center Drive
Suite 900
Los Angeles 90045
USA

Attn: Andrzej Matyczynski

Dear Andrzej

RE: WHOLESALE TERM LOAN FACILITY $45,000,000 ("Facility")

ACCOUNT NO. 030104/786183-91

We are pleased to confirm that we have approved the following changes to your banking arrangements.

THE CHANGES

1. The amount of your Facility will be reduced by $5,000,000 (Five Million Dollars) to $40,000,000 (Forty Million Dollars).

2. The line of credit charge, as defined in clause 6.1 (b) of the facility agreement dated 20 June 2007 ("Agreement") will increase to 0.40% (+0.10%) per annum.

3. The Margin of the Facility will be increased to 2.0% (+0.55%).  No additional Global Liquidity Cost will apply.

4. The Termination Date of the Facility will be extended to 31 March 2015 with the facility remaining interest only for this extended period.

THE CONDITIONS OF APPROVAL

1. An extension fee of $40,000 is payable on acceptance of this letter of variation.  The fee will be debited to the current account of Reading New Zealand Limited (03025 2/506091 -00).

2. You will provide to Westpac NZ prior to 31 December 2012, updated valuations of all assets owned by the Charging Group and secured to Westpac NZ. The valuations will be by valuers acceptable to Westpac NZ in all respects, in a form satisfactory to Westpac NZ in all respects, and be addressed to Westpac NZ. The Borrower will ensure that the valuations for the freehold and going concern assets utilise matching occupancy costs for the owner occupied properties.

3. You will provide written confirmation of ongoing insurance cover following expiration of current cover on or about 31 January 2012 provided by Gallagher Broking Services for the secured properties.  Such written confirmation to be acceptable to Westpac NZ in all respects.

Capitalised terms in this letter have the meaning attributed to them in the Agreement.

In all other respects, your banking arrangements remain unchanged.

Please confirm your acceptance of this change by signing this letter. The changes will take effect from the date we receive the signed copy from you, once all conditions of approval have been satisfied.

WESTPAC NEW ZEALAND LIMITED

/s/ AW Long

A W Long

PROPERTY FINANCE MANAGER

ACCEPTANCE

We accept the changes described in this letter.

Signed on behalf of the Borrower Reading Courtenay Central Limited by:

/s/ James J. Cotter	Director
Date of acceptance 9 February 2012

/s/ Andrzej Matyczynski	Director
Date of acceptance 9 February 2012

Guarantors' Consent

We confirm that our guarantee is not affected by the changes referred to in this letter.

Signed on behalf of Reading New Zealand Limited by:

/s/ Andrzej Matyczynski	Director	9 February 2012

Signed on behalf of Courtenay Car Park Limited by:

/s/ Andrzej Matyczynski	Director	9 February 2012

Signed on behalf of Reading Cinemas Courtenay Central Limited by:

/s/ Andrzej Matyczynski	Director	9 February 2012

Signed on behalf of Copenhagen Courtenay Central Limited by:

/s/ Andrzej Matyczynski	Director	9 February 2012

Signed on behalf of Movieland Cinemas NZ Limited by:

/s/ Andrzej Matyczynski	Director	9 February 2012

Signed on behalf of Queenstown Land Holdings Limited by:

/s/ Andrzej Matyczynski	Director	9 February 2012

Signed on behalf of Darnelle Enterprises Limited by:

/s/ Andrzej Matyczynski	Director	9 February 2012

Signed on behalf of Reading Queenstown Limited by:

/s/ Andrzej Matyczynski	Director	9 February 2012